UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 23, 2018

Mitek Systems, Inc.
(Exact name of Registrant as Specified in Its Charter)

Delaware	001-35231	87-0418827
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

600 B Street, Suite 100 San Diego, California		92101
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (619) 269-6800

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.
☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
CEO and Chairman of the Board Transition
On August 27, 2018, Mitek Systems, Inc. (the “Company”) announced that, effective January 1, 2019, James DeBello will be transitioning out of his role as Chief Executive Officer (“CEO”) and as a member of the Board of Directors of the Company (the “Board”). The Company and the Board are grateful to Mr. DeBello for his service and look forward to his contributions through January 1, 2019, during which time he will assist with the transition process. Mr. DeBello’s departure is not a result of any disagreement with the Company relating to the Company’s operations, policies or practices.
On August 27, 2018, Mr. DeBello and the Company entered into a Separation Agreement setting forth the details of Mr. DeBello’s departure. Under the terms of the Separation Agreement, in consideration for a general release of claims against the Company, the Company will pay Mr. DeBello, in addition to amounts that he is entitled under his Executive Severance and Change of Control Plan, (i) a lump sum payment of $380,000, which is Mr. DeBello’s current target bonus amount, (ii) a pro-rata target bonus for fiscal year 2019 (based on his current annual base salary of $475,000, but otherwise pro-rated based on the number of days of his employment in fiscal year 2019), and (iii) up to an aggregate of $20,000 in reasonable, documented attorney’s fees incurred in connection with his negotiation, review and execution of the Separation Agreement.
In connection with the foregoing and effective as of August 27, 2018, the Board appointed Bruce Hansen, who currently serves as the Company’s Lead Independent Director, as Chairman of the Board, to assist with the transition process. The Board also appointed Mr. Hansen to serve as the Company’s principal executive officer for Securities Exchange Commission (“SEC”) reporting purposes, effective as of August 27, 2018. In connection with the foregoing appointment, the Company executed an offer letter with Mr. Hansen on August 27, 2018. The offer letter provides that in consideration for Mr. Hansen’s services during this transition period he will receive (i) an annualized base salary of $480,000, paid semi-monthly, until such time as a new CEO is hired, (ii) a restricted stock unit award equal to $600,000, which will vest upon the earlier of (a) one year from the date of his employment, (b) the commencement of employment of a new CEO, or (c) termination of his employment following a change in control, and will be settled on the two-year anniversary of the grant. Mr. Hansen also will be eligible to participate in the Company’s 401(k) savings plan and the health, disability, insurance and other plans made available generally to the Company’s salaried employees. Until such time as a new CEO is hired, Mr. Hansen will not receive compensation for his service as a member of the Board. The information with respect to Mr. Hansen’s background as required by Items 401(b), (d), (e) and Item 404(a) of Regulation S-K is set forth in the Company’s Definitive Proxy Statement for its Annual Meeting of Stockholders filed with the SEC on January 29, 2018 and is hereby incorporated by reference herein.
CFO Resignation
On August 27, 2018, the Company also announced that its Chief Financial Officer, Jeff Davison, tendered his resignation effective November 30, 2018. Mr. Davison informed the Company that he was tendering his resignation on August 23, 2018 and is resigning to join a firm near his home in Bozeman, Montana. Mr. Davison’s departure from the Company is for personal and family reasons and not due to any disagreement with the Company on any matter related to the Company’s operations, policies or practices.

Item 8.01. Other Events.
On August 27, 2018, the Company issued a press release, announcing the changes described above. A copy of such press release is attached as Exhibit 99.1 and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.
(d) Exhibits.

Exhibit Number	Description
99.1	Press Release issued on August 27, 2018

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Mitek Systems, Inc.

August 27, 2018	By:	/s/ Jason Gray
Jason Gray
General Counsel

Exhibit Index

Exhibit Number	Description
99.1	Press Release issued on August 27, 2018